Exhibit 99.1

Media Contact: Lisa Bottle +1 704 423 7060 Investor Relations: Paul Gifford +1 704 423 5517 For Immediate Release	News Release Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7002 www.goodrich.com
Goodrich Announces 75 Percent Increase in First Quarter 2011 Net Income per Diluted Share, 12 Percent Increase in Sales and Increases Outlook for Full Year 2011 Net Income per Diluted Share to $5.40 — $5.55
•	First quarter 2011 net income per diluted share of $1.52 increased 75 percent compared to first quarter 2010 net income per diluted share of $0.87.
•	First quarter 2011 sales grew 12 percent to $1,896 million, compared to first quarter 2010 sales of $1,695 million.
•	First quarter 2011 commercial aftermarket sales grew 12 percent, compared to first quarter 2010.
•
Full year 2011 outlook for net income per diluted share increased to $5.40 — $5.55, compared to the prior outlook of $5.30 — $5.45. Sales are now expected to be about $7.8 billion, compared to the prior outlook of $7.7 — $7.8 billion. The outlook for net cash provided by operating activities, minus capital expenditures, is unchanged and is expected to exceed 85 percent of net income.

CHARLOTTE, N.C., April 21, 2011 — Goodrich Corporation (NYSE: GR) announced results today for the first quarter 2011, and updated its full year outlook for 2011.
Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We were very pleased with our first quarter results. We saw excellent growth in all of our major market channels, which we expect will continue through the balance of 2011. Our commercial aftermarket sales growth of 12 percent was significantly greater than the growth in airline capacity and slightly higher than our expectations, and helped solidify our view that 2011 will be a strong growth year for this market channel, despite high oil prices and the tragic events in Japan.

“Our defense and space sales grew organically at a double digit rate. We believe that our presence in attractive, high growth markets such as ISR, helicopters and precision munitions will enable Goodrich to grow our defense and space sales faster than global defense budgets for the next several years.
“As expected, our large commercial airplane OE market also experienced good growth during the first quarter. The production rate increases previously announced by the manufacturers are now beginning to translate to sales for the supply chain. Due to our high-value content and our market share gains on the newest airplanes, we expect our sales for this market channel to grow much faster than total deliveries for many years to come.
“For the full year of 2011, we now expect sales to be about $7.8 billion, a growth rate of about 12 percent compared to 2010, excluding the sales associated with the announced acquisition of Microtecnica.
“Net income per diluted share is expected to grow significantly faster than sales as we continue to demonstrate the success of our continuous improvement initiatives. Our strong performance in sales growth and margins has allowed us to increase our net income per diluted share outlook for 2011. Our revised outlook of $5.40 — $5.55 per diluted share, compared to a prior outlook of $5.30 - $5.45, indicates a growth rate of 20 — 23 percent in net income per diluted share for 2011, compared to 2010.”
First Quarter 2011 Results
Goodrich reported first quarter 2011 net income of $195 million, or $1.52 per diluted share, on sales of $1,896 million. In the first quarter 2010, the company reported net income of $111 million, or $0.87 per diluted share, on sales of $1,695 million.
For the first quarter 2011 compared with the first quarter 2010, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 6 percent,
•	Regional, business and general aviation airplane original equipment sales increased by 55 percent, including sales associated with the recent acquisition of DeCrane’s cabin management assets,
•
Large commercial, regional, business and general aviation airplane aftermarket sales increased by 12 percent. Sequentially, commercial aftermarket sales were 9 percent higher than the fourth quarter 2010, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 10 percent.

The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, continued success on cost containment initiatives, a lower effective tax rate and favorable changes in estimates for certain long-term contracts. Several of these factors are noted below:
•
The Company reported an effective tax rate of 24.4 percent for the first quarter 2011, compared to an effective tax rate of 37.9 percent during the first quarter 2010. The first quarter 2011 tax rate includes a previously announced benefit of approximately $21 million, or $0.17 per diluted share related to a tax settlement. There was no similar benefit during the first quarter 2010. The first quarter 2010 results included additional tax expense of $10 million, or $0.08 per diluted share for the U.S. health care reform legislation. There were no similar expenses in the first quarter 2011.

•
The first quarter 2011 results included pre-tax expense of $22 million, $14 million after-tax or $0.11 per diluted share, related to world-wide pension plan expense, compared to pre-tax pension expense of $43 million, $27 million after-tax or $0.21 per diluted share, recorded during the first quarter 2010.

•
The first quarter 2011 results included higher pre-tax income of $5 million, $3 million after-tax or $0.02 per diluted share, related to the changes in estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the first quarter 2010. Total pre-tax changes in estimates for the first quarter 2011 were $21 million. Changes in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

Net cash provided by operating activities, minus capital expenditures, for the first quarter 2011 was $61 million, an increase of $52 million from the same period in 2010. The higher cash flow was due primarily to lower pension contributions and tax refunds received in the first quarter 2011, partially offset by increased working capital. During the first quarter 2011, Goodrich contributed $69 million to its worldwide pension plans, compared to contributions of $105 million during the first quarter 2010. Capital expenditures were $36 million in the first quarter 2011, compared with capital expenditures of $21 million in the first quarter 2010.
Business Highlights
•
On April 1, 2011, Goodrich announced that it had signed an agreement to acquire Microtecnica, a leading provider of flight control actuation systems for helicopter, regional and business aircraft, missile actuation, and aircraft thermal and environmental control systems. The transaction is expected to close during the second quarter of 2011. The acquisition complements the existing flight control actuation business and strengthens Goodrich’s position in the helicopter market. The acquisition is expected to be slightly accretive in 2011 and solidly accretive thereafter. Because the acquisition has not been completed, the current sales outlook for 2011 does not yet include the expected impact of this acquisition.

•
On March 29, 2011, Goodrich announced that it was awarded a contract to deliver two upgraded Senior Year Electro-Optical Reconnaissance Sensors (SYERS) to the United States Air Force for use on the U-2 platform. These upgrades, known as SYERS-2A, will enhance the U-2 functionality by adding extra multi-spectral imaging capability to the platform, providing significantly more utility in discerning imagery.

•
On March 9, 2011, Goodrich announced that it was selected by Airbus to provide the nacelle system for the Pratt & Whitney PurePower® 1100G engine, one of the engine options on the Airbus A320neo (new engine option) airplane. Under the agreement, Goodrich will design the nacelle and thrust reversers and will perform engine build up for the PurePower propulsion system. The new Pratt & Whitney PurePower 1100G engine is expected to provide greater fuel efficiency, burning about 15 percent less fuel than current engines. In addition, the Goodrich nacelle will include a variable area nozzle (VAN) for the PurePower engine. Goodrich’s VAN is a variable duct that manipulates the flow of fan air from the nacelle and will contribute to overall improvements in fuel efficiency.

•
On March 3, 2011, Goodrich announced that it had completed the certification process for the Boeing 787 electric braking system. The achievement followed a comprehensive development and qualification program involving multiple Goodrich business units and close collaboration with Boeing. The braking system incorporates the latest iteration of Goodrich’s proprietary DURACARB® carbon heat sink material which provides exceptional brake performance and up to 35% better brake life than competing carbon friction materials.

•
On February 7, 2011, Goodrich announced that it received a follow-on contract from Defense Logistics Agency Aviation to supply over 1,600 carbon brakes and over 1,400 boltless wheels for the U.S. Air Force C-130 aircraft fleet. Deliveries are expected to begin in October 2011. Goodrich’s C-130 wheel and brake retrofit features DURACARB carbon brakes which provide lighter weight, longer life, higher performance and lower cost of ownership compared to steel braking systems.

2011 Outlook
The company’s 2011 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2011, compared with the full year 2010 results, include:
•
Large commercial airplane original equipment sales are expected to increase by about 15 percent. This outlook assumes all announced production rate increases are implemented, and Boeing 787 and 747-8 deliveries are consistent with the latest schedule announced by Boeing,

•	Regional, business and general aviation airplane original equipment sales are expected to grow by about 30 — 35 percent, including incremental sales associated with the DeCrane acquisition,

•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 7 — 9 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 8 — 10 percent.
The Company’s full year 2011 sales expectations are now approximately $7.8 billion, representing growth of about 12 percent from the full year 2010 results. Organic growth is expected to be approximately 10 percent. The outlook for 2011 net income per diluted share has been increased to a range of $5.40 — $5.55, an increase of 20 — 23 percent compared to 2010 net income per diluted share. The prior outlook for net income per diluted share was $5.30 — $5.45.
The sales and net income per diluted share outlook for 2011 does not include the impact of the Microtecnica acquisition, or any other potential acquisitions or divestitures. Potential restructuring activities that have not yet been approved are not included in the current outlook for net income per diluted share. The 2011 outlook includes, among other factors:
•
Lower worldwide pre-tax pension expense of approximately $74 million, $46 million after-tax or $0.37 per diluted share. For 2011, the company expects total worldwide pre-tax pension expense of approximately $88 million, compared to $162 million in 2010.

•
A full-year effective tax rate of approximately 30 percent for 2011, which is unchanged from our previous outlook. On average, Goodrich expects an effective tax rate of approximately 32 percent for the remaining three quarters of 2011.

For 2011, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, fixed assets and working capital to support announced production rate increases associated with the Boeing 737 and Airbus A320 airplanes, and competitive cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2011 to be in a range of $300 — $350 million. Pre-tax worldwide pension plan contributions are expected to be approximately $100 million.
The supplemental discussion and tables that follow provide more detailed information about the first quarter 2011 segment results.
Goodrich will hold a conference call on April 21, 2011 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5526.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB, A320neo and A380, the Boeing 787, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to maintain profitability on the aerostructures 787 OE contract with Boeing;
•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787, the Airbus A380 and A350 XWB aircraft programs, and major military programs, including the Northrop Grumman Joint STARS re-engining program and the Lockheed Martin F-35 Lightning II;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;
•	successful development of products and advanced technologies;
•	the impact of bankruptcies and/or consolidations in the airline industry;
•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;

•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;
•	competitive product and pricing pressures;
•
our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended March 31, 2011 Compared with Quarter Ended March 31, 2010

	Quarter Ended March 31,
			%	% of Sales
	2011	2010	Change	2011	2010
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$684.3	$613.1	12%
Nacelles and Interior Systems	656.4	555.8	18%
Electronic Systems	555.2	526.3	5%

Total Sales	$1,895.9	$1,695.2	12%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$86.5	$69.4	25%	12.6%	11.3%
Nacelles and Interior Systems	157.3	118.8	32%	24.0%	21.4%
Electronic Systems	91.0	70.8	29%	16.4%	13.5%

Segment Operating Income	$334.8	$259.0	29%	17.7%	15.3%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the first quarter 2011 increased from the first quarter 2010 primarily due to the following:
•	Higher defense and space OE and aftermarket sales of approximately $30 million, primarily in our aircraft wheels and brakes, landing gear and engine components businesses;
•	Higher large commercial airplane OE sales of approximately $15 million, primarily in our landing gear and actuation systems businesses;
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $11 million, primarily in our aircraft wheels and brakes business;
•	Higher regional, business and general aviation airplane OE sales of approximately $10 million, primarily in our landing gear, actuation systems and engine components businesses; and
•	Higher non-aerospace sales of approximately $7 million, primarily in our actuation systems and engine components businesses.

Actuation and Landing Systems segment operating income for the first quarter 2011 increased from the first quarter 2010 primarily as a result of the following:
•	Higher sales volume and favorable product mix across most businesses resulting in higher income of approximately $23 million; partially offset by
•	Higher operating costs across most businesses partially offset by favorable pricing, which resulted in lower income of approximately $4 million; and
•	Unfavorable foreign exchange of approximately $2 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the first quarter 2011 increased from the first quarter 2010 primarily due to the following:
•
Higher regional, business and general aviation airplane OE sales of approximately $43 million, primarily in our aerostructures and interiors businesses, including sales associated with the acquisition of DeCrane’s cabin management assets;

•	Higher large commercial, regional, business, and general aviation airplane aftermarket sales of approximately $34 million, primarily in our aerostructures and interiors businesses;
•	Higher defense and space OE and aftermarket sales of approximately $13 million, primarily in our aerostructures business; and
•	Higher large commercial airplane OE sales of approximately $9 million, primarily in our aerostructures business.
Nacelles and Interior Systems segment operating income for the first quarter 2011 increased from the first quarter 2010 primarily due to the following:
•	Higher sales volume and favorable product mix which resulted in higher income of approximately $39 million, primarily in our aerostructures business; and
•	Favorable pricing partially offset by higher operating costs, primarily in our aerostructures business, which resulted in higher income of approximately $2 million.
Electronic Systems: Electronic Systems segment sales for the first quarter 2011 increased from the first quarter 2010 primarily due to the following:
•
Higher large commercial, regional, business and general aviation airplane aftermarket sales primarily in our sensors and integrated systems and engine controls and electrical power businesses of approximately $17 million;

•	Higher defense and space OE and aftermarket sales across most businesses of approximately $11 million; and

•	Higher large commercial airplane OE sales of approximately $4 million, primarily in our sensors and integrated systems and engine controls and electrical power businesses; partially offset by
•	Lower regional, business, and general aviation airplane OE sales of approximately $2 million, primarily in our engine controls and electrical power business.
Electronic Systems segment operating income for the first quarter 2011 increased from the first quarter 2010 primarily due to the following:
•	Higher sales volume and favorable product mix across all businesses, which resulted in higher income of approximately $13 million;
•
Higher income of approximately $6 million related to changes in estimates for certain long-term contracts in our ISR business, consisting of favorable changes in estimates of approximately $2 million in the first quarter of 2011 compared to a charge of approximately $4 million in the first quarter of 2010; and

•	Favorable foreign exchange of approximately $3 million.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2011	2010
Sales	$1,895.9	$1,695.2
Operating costs and expenses:
Cost of sales	1,310.5	1,204.3
Selling and administrative costs	285.1	269.9

	1,595.6	1,474.2

Operating Income	300.3	221.0
Interest expense	(34.6)	(33.5)
Interest income	0.3	0.1
Other income (expense) — net	(5.8)	(6.4)

Income from continuing operations before income taxes	260.2	181.2
Income tax expense	(63.6)	(68.6)

Income From Continuing Operations	196.6	112.6
Income from discontinued operations — net of income taxes	—	1.2

Consolidated Net Income	196.6	113.8
Net income attributable to noncontrolling interests	(1.8)	(2.6)

Net Income Attributable to Goodrich	$194.8	$111.2

Amounts Attributable to Goodrich:
Income from continuing operations	$194.8	$110.0
Income from discontinued operations — net of income taxes	—	1.2

Net Income Attributable to Goodrich	$194.8	$111.2

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share:
Continuing operations	$1.53	$0.87
Discontinued operations	—	0.01

Net Income Attributable to Goodrich	$1.53	$0.88

Diluted Earnings Per Share:
Continuing operations	$1.52	$0.86
Discontinued operations	—	0.01

Net Income Attributable to Goodrich	$1.52	$0.87

Dividends Declared Per Common Share	$0.29	$0.27

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2011	2010
Sales:
Actuation and Landing Systems	$684.3	$613.1
Nacelles and Interior Systems	656.4	555.8
Electronic Systems	555.2	526.3

Total Sales	$1,895.9	$1,695.2

Operating Income:
Actuation and Landing Systems	$86.5	$69.4
Nacelles and Interior Systems	157.3	118.8
Electronic Systems	91.0	70.8

Total Segment Operating Income (1)	334.8	259.0

Corporate General and Administrative Expenses	(30.9)	(33.9)
ERP Costs	(3.6)	(4.1)

Total Operating Income	$300.3	$221.0

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	12.6%	11.3%
Nacelles and Interior Systems	24.0%	21.4%
Electronic Systems	16.4%	13.5%

Total Segment Operating Income as a Percent of Sales	17.7%	15.3%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months
	Ended
	March 31,
	2011	2010
Numerator
Income from continuing operations attributable to Goodrich	$194.8	$110.0
Percentage allocated to common shareholders	98.6%	98.6%

	$192.1	$108.4

Denominator
Weighted-average shares	125.3	125.0
Effect of dilutive securities	1.1	1.3

Adjusted weighted-average shares and assumed conversion	126.4	126.3

Per share income from continuing operations
Basic	$1.53	$0.87

Diluted	$1.52	$0.86

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2011	2010
Current Assets
Cash and cash equivalents	$811.1	$798.9
Accounts and notes receivable — net	1,267.7	1,102.7
Inventories — net	2,564.5	2,449.4
Deferred income taxes	162.5	158.3
Prepaid expenses and other assets	85.4	68.1
Income taxes receivable	7.5	93.7

Total Current Assets	4,898.7	4,671.1

Property, plant and equipment — net	1,477.5	1,521.5
Goodwill	1,773.5	1,762.2
Identifiable intangible assets — net	672.5	675.8
Deferred income taxes	16.8	16.4
Other assets	758.4	624.6

Total Assets	$9,597.4	$9,271.6

Current Liabilities
Short-term debt	$5.1	$4.1
Accounts payable	647.8	514.0
Accrued expenses	980.4	1,041.8
Income taxes payable	30.4	2.9
Deferred income taxes	28.4	28.1
Current maturities of long-term debt and capital lease obligations	1.5	1.5

Total Current Liabilities	1,693.6	1,592.4

Long-term debt and capital lease obligations	2,352.7	2,352.8
Pension obligations	525.7	556.7
Postretirement benefits other than pensions	295.1	296.9
Long-term income taxes payable	136.0	150.7
Deferred income taxes	460.3	431.2
Other non-current liabilities	514.1	503.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 149,233,822 shares at March 31, 2011 and 148,213,331 shares at December 31, 2010 (excluding 14,000,000 shares held by a wholly owned subsidiary)	746.2	741.1
Additional paid-in capital	1,798.4	1,751.2
Income retained in the business	2,685.1	2,527.2
Accumulated other comprehensive income (loss)	(558.7)	(676.1)
Common stock held in treasury, at cost (24,363,299 shares at March 31, 2011 and 23,259,865 shares at December 31, 2010)	(1,093.1)	(996.5)

Total Shareholders’ Equity	3,577.9	3,346.9
Noncontrolling interests	42.0	40.9

Total Equity	3,619.9	3,387.8

Total Liabilities And Equity	$9,597.4	$9,271.6

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2011	2010
Operating Activities
Consolidated net income	$196.6	$113.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
(Income) loss from discontinued operations	—	(1.2)
Pension and postretirement benefits:
Expenses	26.6	47.6
Contributions and benefit payments	(75.4)	(112.7)
Depreciation and amortization	72.4	67.1
Excess tax benefits related to share-based payment arrangements	(8.6)	(8.0)
Share-based compensation expense	17.9	18.2
Deferred income taxes	(5.2)	5.8
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(157.3)	(100.5)
Inventories, net of pre-production and excess-over-average	(41.0)	(7.4)
Pre-production and excess-over-average inventories	(55.8)	(50.3)
Other current assets	1.8	(2.3)
Accounts payable	90.5	68.0
Accrued expenses	(68.3)	(20.7)
Income taxes payable/receivable	105.8	37.5
Other assets and liabilities	(3.6)	(25.4)

Net Cash Provided By Operating Activities	96.4	29.5

Investing Activities
Purchases of property, plant and equipment	(35.6)	(20.9)
Proceeds from sale of property, plant and equipment	0.1	0.1
Payments received (made) in connection with acquisitions, net of cash acquired	8.3	—
Investments in and advances to equity investees	(0.5)	(0.5)

Net Cash Used In Investing Activities	(27.7)	(21.3)

Financing Activities
Increase (decrease) in short-term debt, net	0.8	1.1
Proceeds (repayments) of long-term debt and capital lease obligations	(0.5)	—
Proceeds from issuance of common stock	27.1	35.2
Purchases of treasury stock	(96.6)	(42.8)
Dividends paid	(0.5)	(34.1)
Excess tax benefits related to share-based payment arrangements	8.6	8.0
Distributions to noncontrolling interests	(0.7)	(0.6)

Net Cash Used In Financing Activities	(61.8)	(33.2)

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	(0.2)
Net cash provided by (used in) investing activities	—	—
Net cash provided by (used in) financing activities	—	—

Net cash provided by (used in) discontinued operations	(0.1)	(0.2)
Effect of exchange rate changes on cash and cash equivalents	5.4	(7.4)

Net increase (decrease) in cash and cash equivalents	12.2	(32.6)
Cash and cash equivalents at beginning of period	798.9	811.0

Cash and cash equivalents at end of period	$811.1	$778.4

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2011	2010
Preliminary Income Statement Data:

Net Interest Expense	$(34.3)	$(33.4)

Other Income (Expense), Net:	$(5.8)	$(6.4)

- Retiree health care expenses related to previously owned business	(2.6)	(2.7)
- Expenses related to previously owned businesses	(1.6)	(1.2)
- Equity in affiliated companies	(0.9)	(1.9)
- Other — net	(0.7)	(0.6)

Preliminary Cash Flow Data:
Dividends paid	$(0.5)	$(34.1)

Depreciation and Amortization	$72.4	$67.1

- Depreciation	48.6	47.1
- Amortization	23.8	20.0

Net Cash Provided By Operating Activities	$96.4	$29.5
Purchases of Property, Plant and Equipment (Capital Expenditures)	(35.6)	(20.9)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$60.8	$8.6

	March 31,	December 31,
	2011	2010
Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$1,224.0	$1,154.2

Short-term Debt	$5.1	$4.1
Current Maturities of Long-term Debt and Capital Lease Obligations	1.5	1.5
Long-term Debt and Capital Lease Obligations	2,352.7	2,352.8

Total Debt[2]	$2,359.3	$2,358.4
Cash and Cash Equivalents	811.1	798.9

Net Debt[2]	$1,548.2	$1,559.5

[1]
Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.